Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-95487

PROSPECTUS SUPPLEMENT NO. 4

(TO PROSPECTUS DATED JANUARY 27, 2000)

HEALTH CARE PROPERTY INVESTORS, INC.

593,247 SHARES OF COMMON STOCK

This Prospectus Supplement No. 4 supplements and amends the Prospectus dated January 27, 2000, as amended by Prospectus Supplement No. 1 dated June 26, 2002, Prospectus Supplement No. 2 dated September 19, 2002, and Prospectus Supplement No. 3 dated February 14, 2003 (as amended, the “Prospectus”), relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah, LLC and the possible resale of shares of our common stock by these holders. The information in this Prospectus Supplement has been obtained from the selling holders listed herein. This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

	Non-Managing Member Units of HCPI/Utah, LLC Owned of Record Prior to the Exchange(1)	Common Stock Beneficially Owned Following the Exchange(1)(2)	Common Stock Offered Hereby		Common Stock Beneficially Owned Following the Offering(1)(2)(3)
Name					Shares		Percent
Lonnie M. Bullard	548	31,400	425	(4)	21,400	(5)	*

*	Represents less than 1% of the total outstanding shares of our common stock.

(1)	Based on information provided to us by the non-managing member as of August 15, 2003.

(2)	Assumes the selling holder exchanges all of the non-managing member units of HCPI/Utah, L.L.C. and HCPI/Utah II, L.L.C. originally issued prior to August 17, 2001 beneficially owned by him for shares of our common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and the offering, as applicable.

(3)	Contemplates the sale of all of the common stock offered hereby.

(4)	Lonnie M. Bullard obtained the 425 non-managing member units of HCPI/Utah, L.L.C. in an assignment of (i) 204 non-managing member units of HCPI/Utah, L.L.C. from Boyer Primary Care Clinic Associates, Ltd. #2, a selling holder listed in the Prospectus, (ii) 168 non-managing member units of HCPI/Utah, L.L.C. from Boyer Centerville Clinic Company, L.C., a selling holder listed in the Prospectus, and (iii) 53 non-managing member units of HCPI/Utah, L.L.C. from Boyer Grantsville Medical, L.C., a selling holder listed in the Prospectus.

(5)	Includes the sale of (i) 9,452 shares of common stock offered pursuant to Prospectus Supplement No. 2, Registration No. (333-99067) and (ii) 123 shares of common stock offered pursuant to Prospectus Supplement No. 1, Registration No. (333-99063), both filed with the Securities and Exchange Commission on September 2, 2003.

Investing in our common stock involves a high degree of risk. Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 2, 2003.